EXHIBIT 4.14

                               I-LINK INCORPORATED
                             STOCK OPTION AGREEMENT
                (SENIOR EXECUTIVE -- NON-QUALIFIED/NON-STATUTORY)


Name of Optionee: JOHN EDWARDS   ("Opitonee")

OPTIONED SHARES:   200,000

Exercise Price:   $3.563

Date of Grant:    SEPTEMBER 9, 1999

Term of Option:   10 YEARS (SEPTEMBER 9, 2009)


         THIS STOCK OPTION AGREEMENT evidences and governs the grant by I-Link Incorporated (the "Company") to Optionee of an option to purchase the total number of shares of the Company's Common Stock indicated above as the "Optioned Shares", at the Exercise Price set forth immediately above, in partial consideration of Optionee's services as an executive employee. This option grant is not made under the Company's current statutory incentive stock option plan and is deemed to be unqualified and non-statutory.

         1. NATURE OF THE OPTION. This Option is a non-qualified, non-statutory option.

         2. EXERCISE PRICE. The exercise price for each Optioned Share is that price set forth immediately above.

         3. EXERCISE OF OPTION. This Option shall be exercisable during its Term (as defined in Section 9 below) in accordance with the following provisions:

            (i)  VESTING, RIGHT TO EXERCISE.

                 (a) So long as Optionee shall remain an employee of the Company, this Option shall vest as follows: the Option as to 33,340 shares shall vest upon the date of this Agreement; thereafter, the remaining Options shall vest in ten equal calendar-quarterly installments of 16,666 shares each, with the first such installment to vest on October 1, 1999, and the remainder of the installments to vest on the first day of each successive calendar-quarter until fully vested. Upon any "change of control" of the Company (as defined hereafter), all of Optionee's then unvested Options shall thereupon immediately vest. "Change of control" shall mean a direct or indirect transfer, in one or more transactions, of fifty percent (50%) or more of the legal or beneficial ownership of the voting stock in the Company to anyone other than an entity controlled by the current shareholders, or the sale of substantially all of the assets of the Company. This Agreement and its vesting terms shall be subject to the terms of the written Employment Agreement between Optionee and the Company dated September 9, 1999. Except as otherwise provided in such Employment Agreement, in the event Optionee's employment with the Company shall terminate, all then unvested Options shall be cancelled.

                 (b)  This Option may not be exercised in fractional shares.

                 (c) In the event of Optionee's death, the exercisability of the Option is governed by Section 8 of this Agreement.

            (ii) METHOD OF EXERCISE. This Option shall be exercisable in one or more increments by written notice delivered to the Secretary the Company which shall state the election to exercise the Option and the number of Optioned Shares in respect of which the Option is being exercised (the "Exercised Option Shares"). Such written notice shall be signed by the Optionee and shall be delivered in person, by facsimile, by overnight courier service, or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the exercise price.

         4. METHOD OF PAYMENT. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:

            (i)   Cash;

            (ii)  Check;

            (iii) Surrender, concurrent with delivery of the notice of exercise, of other of the Company's Common shares which have a fair market value (evidenced by the closing price of the Company's publicly traded shares as reported for the trading day immediately preceding the date of surrender) ("Market Value") equal to the aggregate exercise price of the Exercised Optioned Shares;

            (iv) Surrender for cancellation of unexpired, vested Option rights as to such number of Optioned Shares as shall equal the quotient obtained by dividing (A) the product of the Exercised Optioned Shares and the exercise price per Optioned Share by (B) the closing price of a share of the Company's publicly-traded Common Stock as quoted on the day of exercise (or if the Company's Common Stock is not listed on or quoted by a securities exchange, the then current per-share fair market price as it may be reasonably and mutually determined by the Company and Optionee), in which event the Company shall reissue to Optionee a new option agreement (containing terms identical to this Opton Agreement) representing any remaining Option rights to acquire Optioned Shares that shall not have been so surrendered and exercised; or

            (v) Delivery of a properly executed exercise notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price.

         5. REGISTRATION OF OPTIONED SHARES. It is the Company's intention to file with the United States Securities and Exchange Commission a registration statement on Form S-8 as soon as is practicable, registering for resale its Common shares underlying certain options issued to employees, directors and consultants. The Company shall use its best efforts to undertake such S-8 registration as soon as is practicable, and to include the Optioned Shares in such registration.

         6. RESTRICTIONS ON EXERCISE. This Option may not be exercised if the issuance of such Optioned Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulations, or if such issuance would not comply with the requirements of any stock exchange upon which the Optioned Shares may then be listed. To the extent the circumstances giving rise to any such restriction are reasonably within the Company's ability to control, the Company shall undertake its best efforts to timely remedy the circumstances giving rise to such restriction. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

         7. MERGER AND CONSOLIDATION. In case of any consolidation of the Company with, or merger of the Company with, or merger of the

Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Optionee a supplemental option agreement providing that the Optionee shall have the right thereafter (until the expiration of the Option) to receive, upon exercise of the Option, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which the Option might have been exercised immediately prior to such consolidation, merger, sale or transfer. The above provisions of this subsection shall similarly apply to successive consolidations or mergers.

         8. NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

         9. TERM OF OPTION. This Option may not be exercised more than ten
(10) years from the date of grant of this Option (the "Term"), and may be exercised during such period only in accordance with the terms of this Option.

         10. TAXATION UPON EXERCISE OF OPTION. Optionee understands that, upon exercise of this Option, he will recognize income for tax purposes in an amount equal to the excess of the then fair market value of the Optioned Shares purchased over the exercise price paid for such Optioned Shares. In the event Optionee is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, under certain limited circumstances the measurement and timing of such income (and the commencement of any capital gain holding period) may be deferred, and the Optionee is advised to contact a tax advisor concerning the application of Section 83 of the Code in general and the availability an 83(b) election in particular in connection with the exercise of the Option. Upon a resale of such Optioned Shares by the Optionee, any difference between the sale price and the fair market value of the Optioned Shares on the date of exercise of the Option, to the extent not included in income as described above, will be treated as capital gain or loss.

         IN WITNESS WHEREOF, this Option Agreement is executed and made effective as of the Grant Date set forth above.


         I-LINK INCORPORATED, a Florida corporation


                                       By:
                                          --------------------------------
                                          David E. Hardy, Secretary